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EXHIBIT 3.2A--CONSENT AMENDMENT

                         CONSENT IN WRITING TO AMENDMENT
                          OF ARTICLES OF INCORPORATION
                                       OF
                          ASSOCIATION FOR INVESTMENT IN
                      UNITED STATES GUARANTEED ASSETS, INC.

                           * * * * * * * * * * * * * *

                  The UNDERSIGNED, being the sole stockholder entitled to vote on amendments to the articles of incorporation of Association for Investment in United States Guaranteed Assets, Inc., a corporation organized and existing under the laws of the State of Maryland, DOES HEREBY GIVE ITS CONSENT in writing pursuant to Section 2-205 of the Maryland Corporation Law and does adopt the following resolution:

                  RESOLVED: That the articles of incorporation of this corporation be and they hereby are amended by deleting Article SEVENTH thereof and substituting the following new Article SEVENTH:

                  "SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the corporation and of the directors and stockholders:

                  The board of directors of the corporation is hereby empowered to authorize the issuance from time to time of any series, in any aggregate face amount of the face amount certificates, whether now or hereafter authorized.

                  The board of directors of the corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

                  The directors may alter or amend the by-laws.

                  The corporation shall be prohibited from engaging in any of the following investment practices: (1) investing in commodities, commodity contracts, foreign currencies, bullion or chattels, except such chattels as are required in the day-to-day operation of the corporation or in connection with its mortgage loans; (2) investing in the ownership of, or interests in,real property, except as may be the result of foreclosure; (3) investing in contracts for the sale of real estate (unless acquired as additional security or upon foreclosure of its mortgages); (4) investing in any mortgage loan other than FHA's or VA's; (5) investing in junior mortgage loans; (6) investing in any equity interests in real property; (7) engaging in underwriting or the agency distribution of securities issued by others; and (8) investing in any equity securities of another company.
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                  The corporation shall be prohibited from making any investment or engaging in any transactions which, in the opinion of counsel, would violate the provisions of the Investment Company Act of 1940, as applicable to face-amount certificate companies, and from investing in securities not permitted for investment by insurance companies under the Code of the District of Columbia or by the Securities and Exchange Commission pursuant to Section 28(b) of the Investment Company Act.

                  The corporation may make loans to affiliated persons of the corporation to the extent permitted by the Securities and Exchange Commission pursuant to Section 28(b) of the Investment Company Act. The corporation may make loans to persons other than affiliated persons, if the Trustees in their sole discretion determine that such loans are investments which are qualified under the provisions of 28(b) of the Investment Company Act.

                  The corporation shall be prohibited from declaring or paying any dividends on shares which shall exceed one-third (1/3) of the net earnings of the next proceeding calendar year or which shall exceed 10% of the aggregate net earnings for the next proceeding calendar year or which shall exceed 10% of the aggregate net earnings for the next proceeding five calendar years, whichever is the lesser amount, or any dividend which shall have been forbidden by the Securities and Exchange Commission, if the corporation does not maintain the minimum certificate reserve on all its outstanding face-amount certificates as provided in Section 28 of the Investment Company Act of 1940.

                  The corporation shall be permitted to purchase mortgage loans from United First Mortgage Corporation ("UFMC"). UFMC shall service loans owned by registrant and receive a fee for such servicing.

                  The corporation shall be permitted to purchase securities including GNMA Certificates from UFMC; Huntoon, Paige & Co., Inc., and Huntoon, Paige Securities Corporation and to sell and purchase mortgages through Huntoon, Paige & Co., Inc.

                  The corporation shall be permitted to borrow money and to pledge assets of the corporation not reserved, as that term is used in Section 28 of the Investment Company Act of 1940 on account of the face-amount certificates.

                  The corporation shall be permitted to buy and sell the investments in its portfolio security as the corporation determines.

                  The corporation shall deposit with an authorized bank such or any part of the investments maintained by the corporation as certificate reserve requirements.

                  The corporation is required to give thirty days notice before the declaration of any dividend payable to shareholders.

                  The corporation shall invest its assets only in FHA and VA mortgages, GNMA' s, United States Government obligations or Bank Certificates of Deposit and such other investments as permitted by the Securities and Exchange Commission pursuant to Section 28(b) of the Investment Company Act.

                  Each share of the corporation will entitle the holder thereof to one vote on any matters which may be voted upon by shareholders of the corporation. Face amount certificate holders as such do not have any voting right. Holders of shares are entitled to their pro rata share of the registrant's assets distributed in liquidation after payment of all liabilities payable to face-amount certificate holders and to any other creditors of the corporation. Face amount certificate holders do not have any right to convert their face amount certificates into shares. Holders of shares are not entitled to demand that


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the corporation redeem their shares except in accordance with the provisions of
Maryland law which allow holders of shares to appraisal rights. Holders of shares that have been fully paid are not required to make any further payments on their shares. Shares are freely transferable by holders thereof on presentment of the proper documents, as required by the transfer agent for the corporation.

                  No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money or by way of dividend.

                  Notwithstanding, any provision of law requiring a greater proportion than a majority of the votes of all classes or of any class of stock entitled to be cast, to take or authorize any action, the corporation may take or authorize such action upon the concurrence of a majority of the aggregate number of the votes entitled to be cast thereon.

                  The corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its charter, of any outstanding stock. "

                  FURTHER RESOLVED: that the board of directors and the proposed officers of the corporation be and they hereby are authorized to do and perform any and all acts and things necessary or advisable to perfect such amendment.

Dated: April 8, 1977                          HUNTOON, PAIGE HOLDING CORPORATION


                                                By _____________________________
                                                    Joseph B. Breen, President


Attest:_______________________________
          Cecil W. Akre, Secretary


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